CREDIT AGREEMENT

BETWEEN

CPI AEROSTRUCTURES, INC.
(the “Borrower”)

AND

SOVEREIGN BANK

(the “Bank”)

DATED AS OF AUGUST 13, 2007

CREDIT AGREEMENT dated as of August 13, 2007, between CPI AEROSTRUCTURES, INC., a New York corporation, with an office at 60 Heartland Boulevard, Edgewood, New York 11717 (the “Borrower”), and SOVEREIGN BANK, a New York bank, with an office at 3 Huntington Quadrangle, Melville, New York 11747 (the “Bank”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used herein the following terms shall have the following meanings:

“Affiliate” as applied to any Person, means any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as the same from time to time may be amended, supplemented or modified.

“Business Day” or “Banking Day” shall mean, with respect to Libor Rate Loans, a London Banking Day and, with respect to Prime Rate Loans and in all other cases, any day other than a day on which commercial banks in New York are required or permitted by law to close.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment, which, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to capitalized lease obligations and interest which are required to be capitalized in accordance with GAAP.

“Commitment” shall mean the obligation of the Bank to make Revolving Credit Loans to the Borrower during the Commitment Period pursuant to the terms hereof as such Commitment is described in Section 2.1 hereof and is subject to reduction in accordance with the terms hereof.

“Commitment Period” shall mean the period from and including the date hereof to and including the Termination Date or such earlier date as the Commitment shall terminate as provided herein.

“Cleanup Laws” shall mean any Federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof.

“Contractual Obligations” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise majority voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” shall mean any of the events specified in Section 8 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” or “$” shall mean dollars in lawful currency of the United States of America.

“Environmental Laws” shall mean any Federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events specified in Section 8 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“GAAP” shall mean generally accepted accounting principles in the United States applied in a manner consistent with that employed in the preparation of the financial statements described in Section 3.1.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guaranty” or “Guaranties” shall mean the guaranty or guaranties executed by the Guarantors on the Bank’s standard form.

“Guarantors” shall mean any Person or Persons who guarantee the payment and performance of the Borrower’s indebtedness and obligations (including the Obligations) hereunder, including (without limitation) all Persons required to guarantee pursuant to Section 5.9 hereof.

“Indebtedness” shall mean, with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for such Person’s business, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all guarantees of such Person and (i) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Termination Date.

“Intellectual Property” shall mean the collective reference to all rights, provisions and privileges relating to intellectual property, whether arising under United States, multinational, or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense” shall mean, with respect to the Borrower and its Subsidiaries for the applicable period of determination thereof, the interest expense of the Borrower and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Period” shall mean any period during which a Revolving Credit Loan bears interest at a Libor Rate as elected by the Borrower in accordance with the terms of this Agreement.

(a) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

(b) No Interest Period shall extend beyond the Termination Date.

“Libor Rate Loan” shall mean Revolving Credit Loans hereunder (or any portion of the outstanding principal balance thereof) that bear interest for the Interest Period applicable thereto at a rate of interest based upon the Libor Rate plus the applicable margin.

“Libor Rate” shall mean as applicable to any Libor Rate Loan and Interest Period applicable thereto, (i) a rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the composite London Interbank Offered Rate which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such Interest Period (or if not reported thereon, then as determined by the Bank from another recognized source or interbank quotation). In the event that the Board of Governors of the

Federal Reserve System shall impose a Reserve Percentage with respect to Libor deposits of the Bank, then for any period during which such Reserve Percentage shall apply, Libor shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Note, the Security Agreement, the Additional Documents (as defined in Section 10.14 hereof), the Replacement Documents (as defined in Section 10.15 hereof) and each document, agreement and instrument executed in connection herewith or pursuant hereto together with each document, agreement and instrument made by the Borrower or any Guarantor with or in favor of or owing to the Bank.

“London Banking Day” shall mean, with respect to Libor Rate Loans, any day on which commercial banks are open for international business (including dealing in U.S. Dollar ($) deposits) in London, England and New York.

“Obligations” shall have the meaning set forth in Section 9.1.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization or any juridical entity, or a government or state or any agency or political subdivision thereof.

“Plan” shall mean any plan described in Section 4021(a) of ERISA in respect of which the Borrower is an “employer” as defined in Section 3(5) of ERISA.

“Post Default Rate” shall mean at any time a rate of interest equal to four (4%) percent per annum in excess of the rate that would then be applicable to the Revolving Credit Loans.

“Prime Rate” shall mean the rate per annum from time to time established by the Bank as the Prime Rate and made available by the Bank at its main office or, in the discretion of the Bank, the base, reference or other rate then designated by the Bank for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto (the “Index”). The Index is not necessarily the lowest rate charged by the Bank on its loans and is set by the Bank in its sole discretion. If the Index becomes unavailable during the term of this Agreement, the Bank may designate a substitute index after notifying the Borrower. The Bank will tell the Borrower the current Index rate upon the

Borrower’s request. The interest rate change will not occur more often than each time as and when the Index changes.

“Prime Rate Loan” shall mean Revolving Credit Loans hereunder (or any portion of the outstanding principal balance thereof) which bear interest based upon the Prime Rate.

“Real Property” shall mean any real property owned or leased by any Specified Person.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Credit Loan” shall mean a loan made pursuant to Section 2.1 hereof.

“Revolving Credit Note” shall mean the note referred to in Section 2.2 hereof.

“Security Agreement” shall mean the security agreement referred to in Section 4.1(b) hereof.

“Specified Person” shall mean the Borrower, any Guarantor, any Subsidiaries of the Borrower or any Guarantor, or the Subsidiaries of any of their Subsidiaries.

“Subordination Agreement” shall mean the Subordination Agreement by the Borrower and the Bank in favor of the United States of America of even date herewith.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests are, as of such date, owned, controlled or held, directly or indirectly, by the parent.

“Termination Date” shall mean August 13, 2009 or, if such date is not a Business Day, the Business Day next succeeding such date.

1.2 Accounting Terms. As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not specifically defined herein shall have the respective meanings given to them under GAAP.

SECTION 2.

AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT

2.1 Revolving Credit Commitment. Subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans to the Borrower (collectively, the “Revolving Credit Loans”) from time to time during the Commitment Period in the aggregate principal amount at any one time outstanding of up to (but not exceeding) $2,500,000.00, as such maximum available amount may be hereafter reduced as provided in this Agreement (the “Commitment”). During the Commitment Period, the Borrower may use the Commitment for obtaining Revolving Credit Loans by borrowing, paying, prepaying in whole or in part and reborrowing on a revolving basis, all in accordance with the terms and conditions hereof provided that no more than three (3) types of Libor Rate Loans may be outstanding at any time.

2.2 Revolving Credit Note. The Revolving Credit Loans made by the Bank to the Borrower pursuant to Section 2.1 hereof shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A hereto with appropriate insertions (the “Revolving Credit Note”), payable to the order of the Bank and representing the obligation of the Borrower to pay the lesser of (a) the amount of the Commitment, or (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower, with interest thereon as hereinafter prescribed. The Revolving Credit Note shall (i) be dated the date hereof, (ii) be stated to mature on the Termination Date and (iii) bear interest with respect to the unpaid principal balance thereof from time to time outstanding at a rate per annum to be elected by the Borrower in accordance with the notice provisions set forth in Section 2.3 hereof, and, in the case of Libor Rate Loans, for the Interest Period therein specified, equal to (y) 2.0% in excess of the Libor Rate, or (z) the Prime Rate. All computations of interest under this Agreement shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. In all cases, interest shall be payable as provided in Section 2.9(a) hereof, subject to Section 10.13 hereof. After any stated or accelerated maturity, the Revolving Credit Note shall bear interest at the rate set forth in Section 2.9(c) hereof, subject to Section 10.13 hereof.

2.3 Procedure for Borrowing. The Borrower may borrow under the Commitment during the Commitment Period on any Business Day by giving the Bank irrevocable written notice of a request for a Revolving Credit Loan hereunder (a) in the case of Libor Rate Loans, three (3) Business Days before a proposed borrowing or continuation or conversion and (b) in the case of all other Revolving Credit Loans, not less than one (1) nor more than five (5) Business Days before a proposed borrowing or continuation or conversion, setting forth (i) the amount of the loan request, which shall not be less than $100,000.00, (ii) the requested borrowing date or Interest Period commencement date, as the case may be, (iii) whether the borrowing or Interest Period is to be for a Libor Rate Loan or a Prime Rate Loan or a combination thereof, and (iv) if entirely or partially a Libor Rate Loan, the length of the Interest Period therefor, which shall be one (1), two (2), three (3), four (4), five (5) or six (6) months. As used in this Section 2.3, “conversion” shall mean the conversion from one interest rate to another interest rate as more fully described in Section 2.7 hereof. Such notice shall be written (including, without limitation, via facsimile transmission) and shall be sufficient if received by 1:00 p.m. on the date on which such notice is to be given. If any such request is sent by facsimile it shall be confirmed in writing sent by the Borrower to the Bank within two (2) Business Days thereafter. Unless notification is otherwise furnished by the Borrower to the Bank (in a manner consistent with the requirements of this Section 2.3), Revolving Credit Loans will be made by credits to the Borrower’s demand deposit account maintained with the Bank. If the Borrower furnishes such notice but no election is made as to the type of loan or the Interest Period to be applicable thereto, the Revolving Credit Loan will automatically then be made as a Prime Rate Loan until such required information is furnished pursuant to the terms hereof.

2.4 Commitment Fee. As additional compensation for the Commitment on the revolving basis provided for herein, the Borrower agrees to pay the Bank a commitment fee for the Commitment Period at the rate of .25% per annum on the average daily unused portion of the Commitment hereunder. Such commitment fee shall be payable quarterly, on the last day of each March, June, September and December during the Commitment Period, commencing September 30, 2007, and on the Termination Date. If the Borrower so fails to pay any such amount to the Bank the obligations to make such payment shall bear interest from such date not paid when due at the Post Default Rate. The obligation to so pay interest shall not be construed so as to waive the requirement to pay the commitment fees as hereinabove set forth.

2.5 Regulatory Changes in Capital Requirements. If, after the date hereof, the Bank reasonably determines that (i) the adoption of a change in law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by the Bank or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on the Bank’s or such holding company’s capital as a consequence of the Bank’s Commitment hereunder to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Bank to be material, then the Bank may notify the Borrower thereof. Following receipt of such notice, the Borrower agrees to pay the Bank on demand the amount of such reduction of return on capital as and when such reduction is determined, payable within ninety (90) days after presentation by the Bank of a statement in the amount and setting forth in reasonable detail the Bank’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, the Bank may use any reasonable averaging and attribution methods.

2.6 Termination or Reduction of Commitment. The Borrower shall have the right, upon not less than three (3) Business Days’ irrevocable written notice, to terminate the Commitment or, from time to time, to reduce the amount of the Commitment, provided that (a) any such reduction (i) shall be in the minimum amount of $100,000.00 or a multiple thereof, (ii) shall reduce permanently the amount of the Commitment then in effect, and (iii) shall be accompanied by prepayment of the Revolving Credit Loans outstanding to the extent, if any, that the aggregate of the Revolving Credit Loans then outstanding exceed the amount of the Commitment as then reduced, together with accrued interest on the amount so prepaid to and including the dates of each such prepayment and any amounts payable pursuant to Section 2.12 in connection therewith and the payment of any unpaid commitment fee then accrued hereunder; and (b) any such termination of the Commitment shall be accompanied by prepayment in full of the Revolving Credit Loans outstanding (together with accrued interest thereon to and including the date of prepayment) the payment of any amounts payable pursuant to Section 2.12 in connection therewith and the payment of any unpaid commitment fee then accrued hereunder.

2.7 Continuation and Conversion of Loans. The Borrower shall have the right at any time on prior irrevocable written or facsimile notice to the Bank as specified in Section 2.3: (i) to continue any Revolving Credit Loan into a subsequent Interest Period, (ii) to convert any Loan into another type of Loan (specifying, in the case of a Libor Rate Loan, the Interest Period to be applicable thereto), and (iii) to convert any Prime Rate Loan into a Libor Rate Loan (specifying the Interest Period to be applicable thereto), subject to the following:

(a) in the case of a conversion of less than all of the outstanding Revolving Credit Loans, the aggregate principal amount of Revolving Credit Loans converted shall not be less than $100,000.00 and shall be an integral multiple thereof;

(b) no Revolving Credit Loan (other than a Prime Rate Loan) shall be converted at any time other than at the end of an Interest Period applicable thereto;

(c) any portion of a Revolving Credit Loan maturing or required to be prepaid in less than one month may not be converted into or continued as a Libor Rate Loan; and

(d) no more than three (3) types of Libor Rate Loans may be outstanding at any one time.

In the event that the Borrower shall not give notice to continue any Libor Rate Loan into a subsequent Interest Period or convert any such Revolving Credit Loan, into a Revolving Credit Loan of another type, on the last day of the Interest Period thereof, such Revolving Credit Loan (unless prepaid) shall automatically be converted into a Prime Rate Loan. The Interest Period applicable to any Libor Rate Loan resulting from a conversion or continuation shall be specified by the Borrower in the irrevocable notice delivered by the Borrower pursuant to this Section and Section 2.3; provided, however, that, if such notice does not specify either the type of loan or the Interest Period to be applicable thereto, the Revolving Credit Loan shall automatically be converted into, or continued as, as the case may be, a Prime Rate Loan until such required information is furnished pursuant to the terms hereof. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and is continuing, no Libor Rate Loan may be continued into a subsequent Interest Period and no Prime Rate Loan may be converted into a Libor Rate Loan.

2.8 Prepayment.

(a) Voluntary. The Borrower may prepay any Prime Rate Loan in whole or in part without premium or penalty; provided, however, that each partial prepayment on account of any Prime Rate Loan shall be in an amount not less than $50,000.00. Except as provided in Section

2.8(b) or in connection with a termination or reduction of the Commitment pursuant to Section 2.6, the Borrower may not prepay any Libor Rate Loan prior to the last day of the Interest Period therefor. Any amount prepaid on account of a Revolving Credit Loan may be reborrowed in accordance with the provisions of Section 2.1 hereof.

(b) Mandatory. If, at any time, the aggregate outstanding principal balance of Revolving Credit Loans exceeds the Commitment, within three (3) days of the first day there exists such excess the Borrower shall make payment to the Bank in an amount equal to such excess together with any amounts payable pursuant to Section 2.12 in connection therewith. Such payment shall be applied to reduce the aggregate unpaid principal balance of Revolving Credit Loans then outstanding in the Bank’s reasonable discretion. Each prepayment shall be made together with payment of accrued interest on the amount prepaid to and including the date of prepayment.

2.9 Payments.

(a) Interest accrued on each Revolving Credit Loan shall be payable, without duplication, on:

(i) the Termination Date;

(ii) with respect to any portion of any Revolving Credit Loan repaid or prepaid pursuant to this Agreement, the date of such repayment or prepayment, as the case may be;

(iii) with respect to that portion of the outstanding principal amount of all Revolving Credit Loans maintained as Prime Rate Loans, the first day of each month and commencing with the first such date following the date of the making of such Revolving Credit Loans;

(iv) with respect to that portion of the outstanding principal amount maintained as Libor Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the last day of each three-month period occurring during such Interest Period); and

(v) with respect to that portion of the outstanding principal amount converted into Prime Rate Loans or Libor Rate Loans on a day when interest would not otherwise have been payable pursuant to Sections 2.9(a)(iii) or 2.9(a)(iv), the date of such conversion.

(b) All payments (including prepayments) to be made by the Borrower on account of principal or interest with respect to any Revolving Credit Loan or on account of fees or any other obligations of the Borrower to the Bank hereunder shall be made to the Bank at the office of the Bank set forth in Section 10.1 hereof or at such other place as the Bank may from time to time designate in writing in lawful money of the United States of America in immediately available funds. The Borrower hereby authorizes the Bank to deduct from any general deposit account of the Borrower the amount of any loan payment including all payments of interest, principal and other sums due (“Automatic Payment”), from time to time, under this Agreement and/or the Revolving Credit Note; the Bank will thereafter promptly notify the Borrower of the amount so charged. If the funds in the account are insufficient to cover any payment due, the Bank shall not be obligated to advance funds to cover the payment. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Revolving Credit Note, at any time and for any reason the Borrower or the Bank may voluntarily terminate the Automatic Payment. Termination by the Borrower of the Automatic Payment must be made by written notice to the Bank. Subject to the provisions of subparagraph (a) in the definition of Interest Period set forth in Section 1.1 hereof, if any payment to be so made hereunder, or under the Revolving Credit Note, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, to the extent permitted by applicable law, interest thereon shall be payable at the then applicable rate during such extension.

(c) If all or a portion of the principal or interest of any Revolving Credit Loan shall not be paid when due (whether at the stated or any accelerated maturity of such Revolving Credit Loan) or if any fee or other amount due hereunder shall not be paid when due, or upon the occurrence of an Event of Default, the Borrower’s right to select pricing options shall cease and all Revolving Credit Loans, and such interest, fee or amount due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand) (i) in all cases other than Libor Rate Loans at the Post Default Rate until paid and (ii) in the case of Libor Rate Loans at the Post Default Rate until the expiration of the Interest Period applicable to such Revolving Credit Loan, at which time the Revolving Credit Loan will automatically be converted into a Prime Rate Loan and until paid shall bear interest at the Post Default Rate. In no event, however, shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. The obligation to so pay interest upon any reimbursement obligation of the Borrower to the Bank shall not be construed so as to waive the requirement for reimbursement on the same date that payment is made by the Bank as set forth in this Agreement. If a regularly scheduled payment is fifteen (15) days or more late, the Borrower will be charged five (5.0%) percent of the unpaid portion of the regularly scheduled payment, or $10.00, whichever is greater.

(d) All payments received will be applied first to interest, then to fees, and then to principal.

(e) The Borrower hereby expressly authorizes the Bank to record on the schedule attached to the Revolving Credit Note the amount and date of each Revolving Credit Loan, the rate of interest thereon, the date and amount of each payment of principal and the unpaid principal balance; provided, however, that the failure of the Bank to make any such notation shall not in any manner affect the obligation of the Borrower to repay any Revolving Credit Loan in accordance with the terms hereof. All such notations shall be presumed to be correct.

2.10 Use of Proceeds. The proceeds of Revolving Credit Loans hereunder shall be used to finance working capital requirements of the Borrower and for general corporate purposes. No part of the proceeds of any Revolving Credit Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Federal Reserve Board Regulations including Regulations T, U and X

2.11 Increased Costs. If the Bank determines that the effect of any applicable law or government regulation, guideline or order or the interpretation thereof by any Governmental Authority charged with the administration thereof (such as, for example, a change in official reserve requirements which the Bank is required to maintain in respect of loans or deposits or other funds procured for funding such loans) is to increase the cost to the Bank of making or continuing Libor Rate Loans hereunder or to reduce the amount of any payment of principal or interest receivable by the Bank thereon, then the Borrower will pay to the Bank on demand such additional amounts as the Bank may reasonably determine to be required to compensate the Bank for such additional costs or reduction. Any additional payment under this section will be computed from the effective date at which such additional costs have to be borne by the Bank. A certificate as to any additional amounts payable pursuant to this Section 2.11 setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrower shall pay any amounts so certified to it by the Bank within ten (10) days of receipt of any such certificate. For purposes of this Section 2.11 all references to the “Bank” shall be deemed to include any participant in the Commitment and/or Revolving Credit Loans.

2.12 Indemnities. The Borrower hereby indemnifies the Bank against any and all loss and reasonable expenses which the Bank may sustain or incur as a consequence of any of the following:

(a) default in payment of the principal amount of any Libor Rate Loan or any part thereof or interest accrued thereon, or any other amount due in connection with the Loan Documents;

(b) the occurrence of any other Default under this Agreement; or

(c) the failure of the Borrower to borrow a Libor Rate Loan after sending notice of the amount and requested interest rate with respect to the making of any such Revolving Credit Loan;

(d) the receipt or recovery by the Bank of all or any part of a Libor Rate Loan prior to the last day of the Interest Period thereof (whether by prepayment, acceleration or otherwise); or

(e) the conversion, prior to the last day of an applicable Interest Period, of one type of Libor Rate Loan into another type of Libor Rate Loan or into a Prime Rate Loan.

Without limiting the effect of the foregoing, the amount to be paid by the Borrower to the Bank in order to so indemnify the Bank for any loss occasioned by any of the events described in the proceeding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to the Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the “Indemnity Period”) commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such Libor Rate Loan at the rate of interest applicable to such Revolving Credit Loan (or rate of interest agreed to in the case of a failure to borrow), provided for herein (prior to a Default) over (ii) the amount of interest which would be earned by the Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum determined by the Bank as the rate it would bid in the London interbank market for a deposit of eurodollars in an amount approximately equal to such principal amount for a period of time comparable to the Indemnity Period.

A certificate as to any additional amounts payable pursuant to this Section 2.12 setting forth the basis and method of determining such amounts shall be presumed correct, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrower shall pay any amounts so certified to it by the Bank within ten (10) days of receipt of any such certificate. For purposes of this Section 2.12, all references to the “Bank” shall be deemed to include any participant in the Commitment and/or Revolving Credit Loans.

2.13 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Revolving Credit Loan, the Bank shall have reasonably determined (i) that dollar deposits in the amount of the requested principal amount of such Loan are not generally available in the London Interbank Market, (ii) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining such Loan during such Interest Period, or (iii) that reasonable means do not exist for ascertaining the Libor Rate, the Bank shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrower. In the event of any such determination, until the circumstances giving rise to such notice no longer exist, no Libor Rate Loans will be made hereunder. Each determination by the Bank hereunder shall be conclusive absent manifest error. For purposes of this Section 2.13, all references to the “Bank” shall be deemed to include any participant in the Commitment and/or the Revolving Credit Loans.

2.14 Change in Legality.

(a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Bank to make or maintain any Libor Rate Loan, then, by written notice to the Borrower, the Bank may:

(i) declare that Libor Rate Loans will not thereafter be made by the Bank hereunder, whereupon the Borrower shall be prohibited from requesting Libor Rate Loans from the Bank hereunder unless such declaration is subsequently withdrawn; and

(ii) require that all outstanding Libor Rate Loans made by it be converted to Prime Rate Loans, in which event (x) all such Libor Rate Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in paragraph (b) below and (y) all payments and prepayments of principal which would otherwise have been applied to repay the converted Libor Rate Loans shall instead be applied to repay the Prime Rate Loans resulting from the conversion of such Libor Rate Loans.

(b) For purposes of this Section 2.14, (i) a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, if lawful, on the last day of the then current

Interest Period; in all other cases, such notice shall be effective on the day of receipt by the Borrower and (ii) for purposes of this Section 2.14, all references to the “Bank” shall be deemed to include any participant in the Commitment and/or the Revolving Credit Loans.

SECTION 3. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the financial accommodations herein provided for, the Borrower hereby covenants, represents and warrants to the Bank that:

3.1 Financial Condition. The balance sheet of the Borrower as at December 31, 2006, and the related statements of income, retained earnings and cash flows for the fiscal year ended on such date, audited by J.H. Cohn LLP, CPAs and the unaudited balance sheet of the Borrower as at March 31, 2007 and the related statements of income, retained earnings and cash flows for the fiscal quarter ended on such date, copies of which statements have heretofore been furnished to the Bank, are complete and correct and present fairly the financial condition of the Borrower as at such dates, and the results of its operations and changes in financial position for the fiscal periods then ended. Such financial statements, including schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower does not have any material contingent obligations, contingent liabilities or liabilities for taxes, long-term leases or unusual forward or long-term commitments, which are not reflected in the foregoing statements or in the notes thereto. Since the date of the aforementioned financial statements, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower.

3.2 Corporate Existence; Compliance with the Law. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the corporate power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged; (c) is duly qualified as a corporation and is in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business require such qualification; and (d) is in compliance with all Requirements of Law.

3.3 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power, authority and legal right to make, execute, deliver and perform its obligations under this Agreement and the Loan Documents to which it is a party and to borrow hereunder; and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and such Loan Documents and to authorize the execution, delivery and performance of this Agreement and such Loan Documents. No consent or authorization of, filing with, or other act by or in respect of any other Person (including shareholders and creditors of the Borrower) or any Governmental Authority, other than the filing of UCC-1 Financing Statements with the applicable office in connection with the Security Agreement, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or such Loan Documents. This Agreement and such Loan Documents will be duly executed and delivered on behalf of the Borrower, and this Agreement and such Loan Documents, when executed and delivered, will each constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally.

3.4 No Legal Bar. The execution, delivery and performance of the Loan Documents and the borrowings hereunder and the use of the proceeds thereof by the Borrower and the execution, delivery and performance of the Loan Documents to which it is a party by any Specified Person, will not violate any Requirement of Law or any Contractual Obligation of any Specified Person, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation except those in favor of the Bank provided herein.

3.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending by or against any Specified Person or against any of their properties or revenues (a) with respect to the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of any Specified Person.

3.6 No Default. No Specified Person is in default under or with respect to any Contractual Obligation in any respect which could be materially adverse to the business, operations, property or financial or other condition of such Specified Person, or which could materially and adversely affect the ability of any Specified Person to perform its respective obligations under the Loan Documents to which it is a party. No Default or Event of Default has occurred and is continuing.

3.7 No Burdensome Restrictions. No Contractual Obligation of any Specified Person and no Requirement of Law materially adversely affects, or insofar as the Borrower may reasonably foresee may so affect, the business, operations, property or financial or other condition of any such Specified Person.

3.8 Taxes. Each Specified Person has filed or caused to be filed all tax returns which to the knowledge of the Borrower are required to be filed or has received extensions that are validly in effect, and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property.

3.9 Federal Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Revolving Credit Loans hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

3.10 Environmental Matters.

(a) None of the Real Property contains, or to the best knowledge of the Borrower has previously contained, any hazardous or toxic waste or substances or underground storage tanks.

(b) The Real Property is in material compliance with all applicable Federal, state and local environmental standards and requirements affecting such Real Property, and there are no environmental conditions which could materially interfere with the continued use of the Real Property.

(c) No Specified Person has received any notices of violations or advisory action by regulatory agencies regarding environmental control matters or permit compliance.

(d) To the knowledge of the Borrower, hazardous waste has not been transferred from any of the Real Property to any other location which is not in compliance with all applicable environmental laws, regulations or permit requirements.

(e) With respect to the Real Property, there are no proceedings, governmental administrative actions or judicial proceedings pending or, to the best knowledge of the Borrower, contemplated under any Federal, state or local law regulating the discharge of hazardous or toxic materials or substances into the environment, to which the Borrower or any of its Subsidiaries is named as a party.

3.11 Ownership of Property; Liens. Each Specified Person has title in fee simple to, or a valid leasehold interest in, all Real Property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.4 hereof.

3.12 Intellectual Property. Each Specified Person owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, the use of Intellectual Property by any Specified Person does not infringe on the rights of any Person in any material respect.

3.13 Labor Matters. There are no strikes or other labor disputes against any Specified Person pending, or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonable be expected to have a material adverse effect upon the Borrower’s business, operations or property. Hours worked by any payment to employees of each Specified Person have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a material adverse effect upon the Borrower’s business, operations or property. All payments due from any Specified Person on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a material adverse effect upon the Borrower’s business, operations or property if not paid have been paid or accrued as a liability on the books of each Specified Person.

3.14 Borrower Subsidiaries. The Borrower has no Subsidiaries as of the date hereof.

SECTION 4. CONDITIONS PRECEDENT.

4.1 Conditions of Initial Extensions of Credit. The obligation of the Bank to make the initial extension of credit to the Borrower hereunder is subject to the satisfaction of the following conditions precedent:

(a) Revolving Credit Note. The Bank shall have received the Revolving Credit Note conforming to the requirements hereof substantially in the form of Exhibit A hereto with appropriate insertions and duly executed by the Borrower.

(b) Security Agreement. The Bank shall have received the Security Agreement duly executed by the Borrower together with security agreement questionnaire in the form provided by the Bank, UCC searches and insurance certificates and paid receipts naming the Bank as loss payee, evidencing personal property coverage (for inventory and equipment) on ACORD Form 27 and general liability coverage on ACORD Form 25.

(c) Assignment Statements. The Bank shall have received UCC-3 Assignment Statements and other evidence of assignment of the prior JPMorgan Chase Bank lien upon the Borrower’s property, which lien shall be superior to that held by Citibank, N.A.

(d) Legal Opinion. The Bank shall have received a favorable opinion of counsel to the Borrower. Such opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Bank shall reasonably require.

(e) Certified Copies and Other Documents. The Bank shall have received such certificates and other documents relating to the Borrower with respect to the matters herein contemplated as the Bank may request, including but not limited to:

(i) certificates of good standing from the Secretary of State of New York if incorporated or formed under the laws of the State of New York or doing business in New York and, if incorporated or formed in a jurisdiction other than New York, from the Secretary of State or applicable Governmental Authority of such jurisdiction of incorporation and from the Secretary of State or applicable Governmental Authority of each jurisdiction in which an office is maintained; and

(ii) certificates of an officer of the Borrower dated on or about the date of this Agreement certifying as to (w) true and current copies of the Borrower’s certificate of incorporation and all amendments thereto, (x) true and correct copies of the bylaws of the Borrower and all amendments thereto, (y) true and correct copies of resolutions adopted by the board of directors of the Borrower authorizing (1) the execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party and the performance by the Borrower of its obligations under each of the Loan Documents to which it is a party, (2) approving forms in substantially execution form of each of the Loan Documents to which it is a party, and (3) authorizing officers of the Borrower to execute and deliver each of the Loan Documents to which it is a party, and (z) the incumbency and specimen signatures of the duly authorized officers of the Borrower executing the Loan Documents and any other documents delivered to the Bank by the Borrower in connection herewith.

(f) Searches, Etc. The Bank shall have received and reviewed satisfactory lien, judgment and tax lien searches against the Borrower.

(g) Fees. The Bank shall have received evidence of the payment of (1) the Bank’s commitment fee in the amount of $5,000.00, and (2) the fees and disbursements of the Bank’s counsel.

(h) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Bank and its counsel.

4.2 Conditions to All Loans. The obligation of the Bank to make any Revolving Credit Loan (including the initial Revolving Credit Loan) to be made by it hereunder is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of the borrowing date for such extension of credit as if made on and as of such date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date an extension of credit is to be made or after giving effect to the extension of credit to be made on such date.

SECTION 5. AFFIRMATIVE COVENANTS.

The Borrower hereby agrees that, so long as the Commitment remains in effect, the Revolving Credit Note remains outstanding and unpaid, or any amount is owing to the Bank hereunder, the Borrower will and will cause each Specified Person, as applicable, to:

5.1 Existence, Qualification and Conduct of Business. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business, and continue to engage in business of the same general type as now conducted by it, and maintain all rights, privileges, licenses and franchises necessary or desirable in the ordinary course of its business.

5.2 Financial Information and Compliance Certificates.

(a) Keep its books of record and account in accordance with GAAP and furnish to the Bank:

(i) within (y) ninety (90) days after the last day of each of its fiscal years, the consolidated balance sheets of the Borrower and consolidated statements of income, retained earnings and cash flows prepared in accordance with GAAP consistently applied and audited by J.H. Cohn LLP, CPAs or another firm of independent certified public accountants selected by the Borrower and reasonably satisfactory to the Bank; and (z) within sixty (60) days after the close of each of the first, second and third quarters of each fiscal year, a consolidated balance sheet of the Borrower and consolidated statements of income, retained earnings and cash flows as of the last day of and for such quarter and for the period of the fiscal year ended as of the close of the particular quarter, all such quarterly statements to be in reasonable detail, and certified by the chief financial or chief executive officer of the Borrower as having been prepared in accordance with GAAP (subject to year-end adjustments).

(ii) within twenty (20) days after the end of each month, a schedule of projects in which the Borrower is then involved (each a “Work-in-Progress Schedule”), in form and substance satisfactory to the Bank and including, without limitation: (y) an identification of each project by name, and (z) the contract price for each such project (including any change orders), the costs incurred to date, gross profit to date, contract billings to date, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings, and costs to complete. The Work-in-Progress Schedule will include contract revenues earned and contract costs for the period reported. Each such Work-in-Progress Schedule shall be certified by the chief financial or chief executive officer of the Borrower as being true, correct and complete to the best of such officer’s knowledge.

(iii) with each corresponding Work-in-Progress Schedule as specified in subsection (ii) above, an accounts receivable aging schedule in form and detail reasonably acceptable to the Bank.

The Borrower will also, with reasonable promptness, furnish such other data as may be reasonably requested by the Bank and will at all times and from time to time permit the Bank by or through any of its officers, agents, employees, attorneys or accountants to inspect and make extracts from the Borrower’s books and records.

(b) At the same time as it delivers the financial statements called for by Section 5.2(a)(i), deliver a certificate of the chief financial or chief executive officer of the Borrower evidencing a computation of compliance with the provisions of Section 6 (inclusive) hereof and stating that in each case, except as disclosed in such certificate, the person making such certificate has no knowledge of any Default or Event of Default.

(c) Within ten (10) days of any executive officer of the Borrower obtaining knowledge of any Default, if such Default is then continuing, the Borrower shall furnish to the Bank a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

5.3 Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

5.4 Preservation of Properties; Compliance with Law. Maintain and preserve all of its properties which are used or which are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with all Requirements of Law.

5.5 Taxes. Duly pay and discharge all taxes or other claims which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

5.6 Maintain Relationship. Maintain its primary commercial banking relationship with the Bank and its primary operating accounts with the Bank.

5.7 Notice of Litigation. Promptly notify the Bank in writing of any litigation, legal proceeding or dispute, other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of $250,000.00, affecting the Borrower or any other Specified Person whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers’ compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

5.8 Indemnity (Environmental Matters). Indemnify the Bank against any liability, loss, cost, damage, or expense (including, without limitation, reasonable attorneys’ fees) arising from (i) the imposition or recording of a lien by any local, state, or Federal government or governmental agency or authority pursuant to any Cleanup Laws; (ii) claims of any private parties regarding violations of Cleanup Laws; and (iii) costs and expenses (including, without limitation, reasonable attorneys’ fees and fees incidental to the securing of repayment of such costs and expenses) incurred by any Specified Person or the Bank in connection with compliance by any person or the Bank with any statute, regulation or order issued pursuant to any Cleanup Laws by any local, state or Federal government or governmental agency or authority.

5.9 New Subsidiaries. Cause any Subsidiary formed after the date this Agreement to become a Guarantor of the Obligations and to execute and deliver promptly to the Bank: (i) a Guaranty, and (ii) certificates and charter documents for such Subsidiary, similar to those requested from the Borrower in Section 4.1(e) hereof authorizing the Guarantor’s entry into and performance of its the Guaranty, including (without limitation) the unanimous written consent of its shareholders.

5.10 Landlord Waiver and Consent. Within thirty (30) days after written request, the Bank shall have received a Landlord Waiver and Consent from the landlord with respect to the premises at 60 Heartland Boulevard, Edgewood, New York reasonably satisfactory in form and substance to the Bank and its counsel.

SECTION 6. FINANCIAL COVENANTS

The Borrower hereby agrees that, so long as the Commitment remains in effect, the Revolving Credit Note remains outstanding and unpaid, or any amount is owing to the Bank hereunder, the Borrower will:

6.1 Interest Coverage Ratio. Maintain as of the end of each fiscal quarter, a minimum Interest Coverage Ratio (as defined below) of at least 2.0 to 1.0. For purposes hereof, “Interest Coverage Ratio” means the ratio of (y) EBIT (as hereinafter defined) to (z) Interest Expense for such fiscal period. For purposes hereof, “EBIT” means the total of, for each period, (i) the net earnings of the Borrower plus (ii) all amounts deducted in computing such net income in respect of (a) Interest Expense on Indebtedness and (b) taxes based upon or measured by income as determined in accordance with GAAP.

6.2 Net Profit. Maintain as of the end of each fiscal quarter, a net profit after taxes of at least $1.00.

SECTION 7. NEGATIVE COVENANTS.

The Borrower hereby agrees that, so long as the Commitment remains in effect, the Revolving Credit Note remains outstanding and unpaid, or any amount is owing to the Bank hereunder it will not, nor will it permit any of its Subsidiaries or any Specified Person to:

7.1 Indebtedness for Borrowed Money. Incur, or permit to exist, any Indebtedness for borrowed money except (i) Indebtedness incurred pursuant to borrowings hereunder and under any other loans made by the Bank in its discretion to the Borrower, (ii) Indebtedness existing on the date hereof and reflected in the financial statements referred to in Section 3.1 hereof and (iii) purchase money Indebtedness incurred in the acquisition of fixed assets permitted under Section 7.4(iv) hereof not in excess of $250,000.00 in the aggregate for the term of the Commitment.

7.2 Mergers, Acquisitions and Sales of Assets. Enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets (other than sales of inventory and obsolescent equipment in the ordinary course of business) or acquire by purchase or otherwise the business or assets of, or stock of, another business entity; except that any Subsidiary may merge into or consolidate with any other Subsidiary which is wholly-owned by the Borrower and any Subsidiary which is wholly-owned by the Borrower may merge with or consolidate into the Borrower provided that the Borrower is the surviving corporation.

7.3 Loans; Investments. Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except investments in: (i) United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000.00; (ii) accounts receivable arising out of sales of inventory in the ordinary course of business; and (iii) loans to and investments in Subsidiaries.

7.4 Liens. Create, assume or permit to exist, any Lien on any of its property or assets now owned or hereafter acquired except (i) Liens in favor of the Bank; (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iii) Liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with GAAP; (iv) purchase money Liens granted to secure the unpaid purchase price of any fixed assets purchased within the limitations of Section 7.8 hereof, provided that (w) such Liens shall be created substantially simultaneously with the acquisition of such fixed assets, (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (y) the amount of Indebtedness secured thereby is not increased and (z) the principal amount of such Indebtedness shall not exceed 100% of the purchase price of such assets; (v) Liens set forth in the financial statements referred to in Section 3.1 hereof; (vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; (vii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (viii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (ix) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets to be leased; and (x) Liens in favor of the United States of America described in the Subordination Agreement.

7.5 Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person excluding, however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

7.6 Limitation on Dividends. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of capital stock of the Borrower or any Subsidiary or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments), except that any Subsidiary may make Restricted Payments to the Borrower.

7.7 Sales of Receivables; Sale - Leasebacks. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

7.8 Capital Expenditures; Capitalized Leases. Expend in the aggregate for the Borrower and all Subsidiaries in excess of $750,000.00 in any fiscal year for Capital Expenditures. For purposes of the foregoing, Capital Expenditures shall include payments made on account of any deferred purchase price or on account of any indebtedness incurred to finance any such purchase price.

7.9 Nature of Business. Enter into any business, either directly or indirectly through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

7.10 Stock of Subsidiaries. Sell or otherwise dispose of any Subsidiary (except in connection with a merger or consolidation of such Subsidiary into the Borrower or another Subsidiary) or permit a Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders.

7.11 ERISA. (i) Terminate any Plan so as to result in any material liability to the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the “PBGC”), (ii) engage in or permit any person to engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Borrower to any material tax, penalty or other liability, (iii) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

7.12 Accounting Changes. Make, or permit any Subsidiary to make any change in its accounting treatment or financial reporting practices except as required or permitted by GAAP in effect from time to time.

7.13 Transactions with Affiliates. Except as otherwise specifically set forth in this Agreement, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party.

7.14 Change of Control. Without the prior written consent of the Bank, suffer or permit a Change of Control Transaction, as hereinafter defined. Change of Control Transaction means the occurrence after the date hereof of any of the following: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Borrower, by contract or otherwise) of in excess of 49.99% of the voting securities of the Borrower, or (ii) the Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with the Borrower and, after giving effect to such transaction, the stockholders of the Borrower immediately prior to such transaction own less than a majority of the aggregate voting power of the Borrower or the successor entity of such transaction, or (iii) the Borrower sells or transfers all or substantially all of its assets to another Person and the stockholders of the Borrower immediately prior to such transaction own less than a majority of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a two year period of more than one-half of the members of the Borrower’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Borrower of an agreement to which the Borrower is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

SECTION 8. EVENTS OF DEFAULT.

Upon the occurrence and during the continuance of any of the following events (each an “Event of Default”):

(a) The Borrower shall fail to pay any interest on or principal of the Revolving Credit Note when due or shall fail to pay any other amount payable hereunder; or the Borrower or any Guarantor shall default beyond any applicable notice or cure period, if any) under any other Loan Document; or

(b) Any representation or warranty made or deemed made by the Borrower or a Guarantor herein or which is contained in any Loan Document, certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any covenant or provision contained in Sections 5.1, 6 (inclusive) or 7 (inclusive) hereof; or

(d) The Borrower shall default in the observance or performance of any other provision contained in this Agreement and such default shall continue unremedied for a period of twenty (20) days after written notice thereof is given to the Borrower by the Bank, unless such provision cannot be reasonably cured within such period provided that Borrower commence such cure promptly after discovery and diligently prosecute same thereafter; or

(e) Any Specified Person shall (i) default in any payment of any indebtedness for borrowed money in excess of $100,000.00, individually or in the aggregate, (other than the Revolving Credit Note) beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such indebtedness to become due prior to its stated maturity; or

(f) (i) Any Specified Person shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Specified Person shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Specified Person any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any

Specified Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall have not been vacated, discharged, or stayed or bonded pending appeal within 20 days from the entry thereof; or (iv) any Specified Person shall take any action in furtherance of, or indicate its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) of this Section 8(f); or (v) any Specified Person shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Specified Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for 10 days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for 10 days after commencement thereof, as the case may be, (iv) any Plan shall terminate for purposes of Title IV of ERISA, and in each case in clauses (i) through (iv) above, such event or condition could subject the Borrower to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations or property of the Borrower; or

(h) the rendition by any court of a final judgment in excess of $100,000.00 against any Specified Person which shall not be satisfactorily stayed, discharged, vacated or set aside within thirty (30) days of the making thereof; or the attachment of (or enforcement proceeding with respect to) any property of any Specified Person which has not been released or provided for to the reasonable satisfaction of the Bank within thirty (30) days after the making therefor; or

(i) any Loan Document shall cease to be in full force and effect, a default (after the expiration of any applicable grace period, if any, or the giving of notice, if required, or both) shall occur thereunder, any lien created thereby shall fail to be valid, perfected, or maintain its proper lien priority in accordance herewith, or any party thereto shall assert that it has no further obligation thereunder; or

(j) the Bank shall have determined in its commercially reasonable discretion that one or more conditions exist or events have occurred which have resulted in a material adverse change in the business, properties or financial condition of the Borrower;

then, in any such event, any or all of the following actions may be taken: (i) the Bank may, at its option, declare the Commitment to be terminated forthwith, whereupon the Commitment and all obligations to the Bank to make Revolving Credit Loans shall immediately terminate; and (ii) the Bank may, at its option, declare the Revolving Credit Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Revolving Credit Note to be due and payable and the same, and all interest accrued thereon, shall forthwith become due and payable without presentment, demand, protest or notice of any kind (other than any notice specified herein), all of which are hereby waived, anything contained herein or in any instrument evidencing the Revolving Credit Loans to the contrary notwithstanding.

SECTION 9. COLLATERAL SECURITY

9.1 General Loan and Collateral Agreement. The Borrower hereby grants to the Bank a lien, security interest and a right of setoff as security for the payment of any and all sums owing under the Loan Documents and all other obligations, direct or contingent, joint, several or independent, of the Borrower now or hereafter existing due or to become due to, or held or to be held by the Bank, whether created directly or acquired by assignment or otherwise including, without limitation, any arising under this Agreement (all of such obligations being hereinafter collectively called the “Obligations”), upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of the Bank, or in transit to any of them. At any time, after the occurrence and continuance of an Event of Default, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Revolving Credit Loans. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE REVOLVING CREDIT LOANS PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLE WAIVED. The Bank shall not be required to marshal any present or future security for, or guarantees of, the obligations or to resort to any such security or guarantee in any particular order and the Borrower waives, to the fullest extent that it lawfully can, (a) any right they might have to require to the Bank to pursue any particular remedy before proceeding against them and (b) any right to the benefit of, or to direct the application of the proceeds of any collateral until the obligations are paid in full.

9.2 Additional Collateral Security. In addition to the collateral described in Section 9.1 hereof, payment of the Obligations is also secured by, inter alia, (a) a first priority security interest in all personal property of the Borrower, whether now owned or hereafter acquired, to the extent provided in the Security Agreement executed and delivered by the Borrower to the Bank, and (b) all right, title and interest of the Borrower in and to its cash and marketable securities accounts with the Bank, together with all property contained therein and all proceeds of the foregoing in whatever form received, in each case whether now owned or hereafter acquired.

SECTION 10. MISCELLANEOUS.

10.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein and shall be deemed to have been duly given or made when delivered by hand, or telecopy, or when deposited in the mail addressed as follows, or to such address as may be hereafter notified in writing by the respective parties hereto and any future holders of the Revolving Credit Note:

The Borrower:	CPI Aerostructures, Inc.
60 Heartland Boulevard
Edgewood, New York 11717
Attn: Mr. Vincent Palazzolo
Chief Financial Officer

with a copy to:	Graubard Miller
405 Lexington Avenue, 19th Floor
New York, New York 10174
Attn: Marci Frankenthaler, Esq.

The Bank:	Sovereign Bank
3 Huntington Quadrangle
Suite 101 North and 103 South
Melville, New York 11747
Attn: Ms. Christine Gerula
Senior Vice President

10.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

10.3 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Revolving Credit Note.

10.4 Payment of Expenses; Examination. The Borrower agrees to pay or reimburse the Bank for all its costs and expenses incurred in connection with (a) the preparation of the Loan Documents and the closing of the transactions described by the Loan Documents, (b) the enforcement or preservation of any rights under this Agreement or the Loan Documents or any other instrument or agreement entered into in connection herewith or therewith including, without limitation, the reasonable fees and disbursements of attorneys for the Bank (which may include, without limitation, the allocable cost of the Bank’s internal legal counsel), and (c) any claim or action threatened, made or brought against the Bank arising out of or relating to any extent to this Agreement, or any Loan Documents or any instrument or agreement entered into in connection with the transactions contemplated hereby or thereby if the Bank prevails in any such action or proceeding or the Borrower makes payment to the Bank on account of any sums demanded by it prior to the disposition of any such action or proceeding or in settlement thereof.

10.5 WAIVER OF JURY TRIAL; SET-OFF AND COUNTERCLAIM. THE BORROWER AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF

DEALING, STATEMENTS (WHETHER VERBAL OR IN WRITING) OR ACTIONS OF ANY PARTY. THE BORROWER WAIVES THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY KIND OR DESCRIPTION IN ANY SUCH LITIGATION. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS AGREEMENT AND MAKE THE REVOLVING CREDIT LOANS.

10.6 WAIVER OF AUTOMATIC STAY. THE BORROWER AGREES THAT, IN THE EVENT THAT THE BORROWER, ANY GUARANTOR OR ANY OF THE PERSONS OR PARTIES CONSTITUTING THE BORROWER OR A GUARANTOR SHALL (i) FILE WITH ANY BANKRUPTCY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER TITLE 11 OF THE U.S. CODE, AS AMENDED (“BANKRUPTCY CODE”), (ii) BE THE SUBJECT OF ANY ORDER FOR RELIEF ISSUED UNDER THE BANKRUPTCY CODE, (iii) FILE OR BE THE SUBJECT OF ANY PETITION SEEKING ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR OTHER RELIEF FOR DEBTORS, (iv) HAVE SOUGHT OR CONSENT TO OR ACQUIESCED IN THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, OR LIQUIDATOR, OR (v) BE THE SUBJECT OF ANY ORDER, JUDGMENT, OR DECREE ENTERED BY ANY COURT OF COMPETENT JURISDICTION APPROVING A PETITION FILED AGAINST SUCH PARTY FOR ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR RELIEF TO DEBTORS, THE BANK SHALL THEREUPON BE ENTITLED AND THE BORROWER IRREVOCABLY CONSENTS TO IMMEDIATE AND UNCONDITIONAL RELIEF FROM ANY AUTOMATIC STAY IMPOSED BY SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO THE BANK AS PROVIDED FOR HEREIN, IN THE REVOLVING CREDIT NOTE, OTHER LOAN DOCUMENTS DELIVERED IN CONNECTION HEREWITH AND AS OTHERWISE PROVIDED BY LAW, AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH RELIEF AND WILL NOT CONTEST ANY MOTION BY THE BANK SEEKING RELIEF FROM THE AUTOMATIC STAY AND THE BORROWER WILL COOPERATE WITH THE BANK, IN ANY MANNER REQUESTED BY THE BANK, IN ITS EFFORTS TO OBTAIN RELIEF FROM ANY SUCH STAY OR OTHER PROHIBITION.

10.7 Modification and Waiver. No modification or waiver of, or with respect to any provision of this Agreement or any document or instrument delivered in connection therewith shall be effective unless and until it shall be in writing and signed by the Bank, and then such modification or waiver shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

10.8 USA Patriot Act. The Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

10.9 Federal Reserve Bank. The Bank may at any time pledge, endorse, assign, or transfer all or any portion of its rights under the Loan Documents including any portion of the Revolving Credit Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

10.10 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Revolving Credit Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank. The term “Bank” as used herein shall be deemed to include the Bank and its successors, endorsees and assigns.

10.11 Governing Law; Consent to Jurisdiction. This Agreement, the Loan Documents and any documents and instruments delivered in connection herewith and therewith and the rights and duties of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York and the Borrower consents to the jurisdiction of the courts of the State of New York in any action brought to enforce any rights of the Bank under this Agreement and any document or instrument related hereto.

10.12 Entire Agreement. This Agreement and any other agreements, documents and instruments executed and delivered pursuant to or in connection with the Obligations contain the entire agreement between the parties relating to the subject matter hereof and thereof. The Borrower expressly acknowledges that the Bank has not made and the Borrower is not relying on any oral representations, agreements or commitments of the Bank or any officer, employee, agent or representative thereof.

10.13 Interest Adjustment. Notwithstanding anything to the contrary contained in this Agreement or the Revolving Credit Note, the rate of interest payable on the Revolving Credit Note shall never exceed the maximum rate of interest permitted under applicable law. If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank except for the operation of the first sentence of this Section 10.13.

10.14 Errors and Omissions. The Borrower hereby consents and agrees that in the event any of the documents evidencing and/or securing the Revolving Credit Loans misstate or inaccurately reflect the true and correct terms and provisions of the Revolving Credit Loans and said misstatement or inaccuracy is due to the unilateral mistake on the part of the Bank, mutual mistake on the part of the Bank and the Borrower or clerical error, then in such event the Borrower shall, upon request of the Bank and in order to correct such misstatement or inaccuracy, execute such new documents as the Bank may deem necessary to remedy said inaccuracy or mistake, provided however, such obligation on behalf of the Borrower shall not extend to the execution of any new or redrafted document which materially and adversely adds to or changes the obligations of the Borrower beyond those set forth in or contemplated by the terms hereof. The Borrower agrees to execute all such other and further documents as may or shall be reasonably necessary, as determined solely by the Bank, in order to give effect to the documents executed (whether in connection with the Revolving Credit Loans or any future loan) and so as to confirm the transaction (“Additional Documents”). The Borrower agrees to comply with the reasonable requirements of the Bank within ten (10) days after written notice. Upon the Borrower failing or refusing to comply with the terms and provisions of this Section, such failure shall constitute a default by the Borrower under this Agreement and thereupon, the Bank shall have all of the rights and remedies against the Borrower as otherwise specified in this Agreement and other documents by reason of a default.

10.15 Replacement Documents. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Revolving Credit Note, any Loan Document or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of the Revolving Credit Note, any Loan Document or other document(s) (collectively, the “Replacement Documents”), the Borrower will issue, in lieu thereof, a replacement note or other document(s) in the same principal amount thereof and otherwise of like tenor.

10.16 Participations. The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower (or any Guarantor), to grant to one or more institutions or other persons (each a “Participant”) participation interests in the Bank’s obligations to lend hereunder and/or any or all of the loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to any prospective assignees and Participants, provided that the Bank shall require any such prospective assignee or Participant to maintain the confidentiality of such information.

10.17 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered in Melville, New York by their proper and duly authorized officer as of the day and year first above written.

CPI AEROSTRUCTURES, INC.
By:	/s/ Vincent Palazzolo
Vincent Palazzolo Chief Financial Officer

SOVEREIGN BANK
By:	/s/ Christine Gerula
Christine Gerula Senior Vice President

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$2,500,000.00	Melville, New York	August 13, 2007

CPI AEROSTRUCTURES, INC., a New York corporation (the “Borrower”), for value received, hereby promises to pay to the order of SOVEREIGN BANK (the “Bank”) on the Termination Date (as such term is defined in the Agreement), at the office of the Bank specified in Section 10.1 of the Credit Agreement dated as of August 13, 2007, between the Borrower and the Bank, as amended from time to time (as so amended, the “Agreement”; terms defined in the Agreement shall have their defined meanings when used in this Note), in lawful money of the United States of America and in immediately available funds the principal amount of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 ($2,500,000.00) DOLLARS or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Borrower pursuant to Section 2.1 of the Agreement. The Borrower further promises to pay interest at said office in like money on the unpaid principal balance of this Note from time to time outstanding at an annual rate as selected by the Borrower pursuant to the terms of Section 2 (inclusive) of the Agreement. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in the Agreement. All Loans made by the Bank pursuant to subsection 2.1 of the Agreement and payments of the principal thereon may be endorsed by the holder of this Note on the schedule annexed hereto, to which the holder may add additional pages. The aggregate net unpaid amount of Revolving Credit Loans set forth in such schedule shall be presumed to be the principal balance hereof. After the stated or any accelerated maturity hereof, this Note shall bear interest at a rate as set forth in the Agreement, payable on demand, but in no event in excess of the maximum rate of interest permitted under applicable law.

This Note is the Revolving Credit Note referred to in the Agreement, and is entitled to the benefits thereof and may be prepaid, and is required to be prepaid, in whole or in part (subject to the indemnity provided in the Agreement) as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable as provided in the Agreement.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

CPI AEROSTRUCTURES, INC.

Exhibit A

SCHEDULE OF LOANS AND PAYMENT OF PRINCIPAL

TO REVOLVING CREDIT NOTE DATED AS OF AUGUST 13, 2007

BY

CPI AEROSTRUCTURES, INC.

TO

SOVEREIGN BANK

Date	Amount of Loan	Interest Rate	Last Day of Interest Period	Balance Principal Paid	Remaining Unpaid	Notation Made By

Exhibit A